Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS SECOND QUARTER 2004 EPS OF $.22

IRVINE, CALIFORNIA, January 21, 2004 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $2.5 million for the second quarter ended December 31, 2003, a 15% decrease from net earnings of $2.9 million for the second quarter of fiscal 2003. Diluted earnings per share for the second quarter also decreased 15% to $0.22 per share, compared to $0.26 per share for the second quarter of the prior year. For the six months ended December 31, 2003, net earnings were down 20% to $4.8 million, compared to $5.9 million for the first six months of fiscal 2003. Earnings per share were $.43 for the first six months of fiscal 2004, down 17% from $.52 per share reported for the same period of fiscal 2003.

For the second quarter ended December 31, 2003, gross profit of $8.9 million was down 2% from the second quarter of the prior year. This reflected a $513,000 decrease in net direct finance and interest income, which was offset by a $365,000 increase in other income. The decrease in net direct finance and interest income to $4.6 million is primarily due to lower direct finance income resulting from lower yields earned on the investment in capital leases, despite an increase in average balances, and lower investment and interest income earned on the Company's liquid investments. The provision for lease losses was relatively unchanged compared to the same quarter of the prior year, as the overall level of reserves required against problem leases did not increase during the period. The increase in other income to $4.2 million during the second quarter of fiscal 2003 primarily reflects a significant increase in the gain on sales of leased property.

For the six months ending December 31, 2003, gross profit of $17.2 million decreased 4% from $17.8 million reported for the same period of the prior year. This decrease was primarily due to a $579,000 decrease in net direct finance and interest income. Total direct finance and interest income decreased 6% to $9.5 million, compared to $10.1 million for the first six months of fiscal 2003, reflecting a significant decrease in interest and investment income earned on liquid investments, along with lower direct finance income resulting from lower yields earned. The provision for lease losses decreased by $95,000 compared to the six-month period of the prior year, again reflecting the stable portfolio performance over the period. Other income was essentially unchanged at $8.0 million, as increased gains on sale of leased property offset lower income from sales-type leases.

During the second quarter, CalFirst Bancorp's selling, general and administrative expenses ("S,G&A") expenses increased by 13% to $4.8 million, compared to $4.3 million during the second quarter of fiscal 2003. For the first six months, S,G&A expenses increased by 16% to $9.4 million compared to $8.2 million reported for the first six months of the prior year. The increase in S,G&A expenses for both periods is due to higher costs related to an expansion of the sales organization.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated that "During the first six months of fiscal 2004, CalFirst Bancorp began to see some results from our investment in developing our organization. The volume of new leases originated during the first six months increased by 50% when compared to the first six months of last year. Our backlog of approved but unbooked leases remains above $100 million, and the pace of new lease activity remains good. While our investment in capital leases did not grow over the first six months, our transactions in process did increase by 55%. In line with our forecast, the portfolio of leases reaching the end of term during fiscal 2004 is comparable to the prior year, and the Company's income from lease renewals and sales of leased property during the first six months is only slightly below last year. For the second quarter and six months ended December 31, 2003, CalFirst Bank recorded a small profit."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank ("CalFirst Bank") is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2003 Annual Report on Form 10-K and the 2004 quarterly reports on Form 10Q.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002

Direct finance income	$ 4,676	$ 4,946	$ 9,306	$ 9,524
Interest income on investments	$ 118	$ 301	$ 211	$ 617
Total direct finance and interest income	$ 4,794	$ 5,247	$ 9,517	$ 10,141

Interest expense on deposits	$ 115	$ 62	$ 180	$ 130
Provision for credit losses	$ 45	$ 38	$ 123	$ 218
Net direct finance and interest income after provision for credit losses	$ 4,634	$ 5,147	$ 9,214	$ 9,793
Other income
Operating and sales-type lease income	$ 1,272	$ 1,307	$ 2,445	$ 3,096
Gain on sale of leases and leased property	$ 2,818	$ 2,436	$ 5,150	$ 4,640
Other income	$ 140	$ 122	$ 365	$ 285
Total other income	$ 4,230	$ 3,865	$ 7,960	$ 8,021

Gross Profit	$ 8,864	$ 9,012	$ 17,174	$ 17,814

Selling, general and administrative expenses	$ 4,850	$ 4,304	$ 9,446	$ 8,165

Earnings before income taxes	$ 4,014	$ 4,708	$ 7,728	$ 9,649

Income taxes	$ 1,545	$ 1,813	$ 2,975	$ 3,715

Net earnings	$ 2,469	$ 2,895	$ 4,753	$ 5,934

Basic earnings per share	$ 0.23	$ 0.26	$ 0.43	$ 0.53
Diluted earnings per share	$ 0.22	$ 0.26	$ 0.43	$ 0.52

Weighted average common shares outstanding	10,935	11,096	10,935	11,103
Diluted number of common shares outstanding	11,118	11,327	11,096	11,385

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	December 31, 2003	June 30, 2003
	(Unaudited)	(Audited)
ASSETS
Cash and short term investments	$ 66,261	$ 67,340
Federal Reserve Bank Stock	553	553
Net receivables	3,428	1,964
Property for transactions in process	31,474	20,287
Net investment in capital leases	146,343	146,396
Other assets	2,350	2,095
Discounted lease rentals assigned to lenders	23,421	40,056
	$273,830	$278,691
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 1,131	$ 1,598
Income taxes payable, including deferred taxes	17,374	22,385
Deposits	20,849	7,594
Other liabilities	11,087	9,781
Nonrecourse debt	23,421	40,056
Total liabilities	73,862	81,414
Stockholders' Equity	199,968	197,277
	$273,830	$278,691